UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 17, 2017

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	None	26-2222607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Sixth Street, Suite 1200, Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

(612) 746-1944

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 17, 2017, GWG Holdings, Inc. entered into a Separation Agreement and General Release with Mr. Jon Gangelhoff, the company’s Chief Operating Officer. On that same date, the company entered into a Separation Agreement with Michael Freedman, the company’s President.

Under the agreement with Mr. Gangelhoff, the company agreed to pay him severance of one year of annual salary (aggregating to $250,000). All of Mr. Gangelhoff’s unvested outstanding common stock options at the time of his separation were vested under the agreement. The agreement with Mr. Gangelhoff contains a customary general release of all claims. Under the agreement with Mr. Freedman, Mr. Freedman will remain employed through May 15, 2017. At that date, Mr. Freedman will resign his position and the company will pay him his compensation through the term of his Employment Agreement ending September 22, 2017 (aggregating to $258,000). Mr. Freedman will surrender all of his vested and unvested options to purchase company common stock. The agreement with Mr. Freedman contains a customary general release of all claims.

Item 1.02	Termination of a Material Definitive Agreement.

On April 17, 2017, and by virtue of the agreement with Mr. Freedman described under Item 1.01 above, the Employment Agreement with Mr. Freedman, dated as of September 22, 2014, will be terminated effective as of May 15, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Officers.

The disclosures contained in Item 1.01 above are incorporated herein by this reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG Holdings, Inc.

Date: April 19, 2017	By:	/s/ William Acheson
William Acheson
Chief Financial Officer

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